Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

UMB FINANCIAL CORP

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Capital Stock, par value $1.00 per share	(1)	Other	1,130,132	$120.96	$136,700,766.72	0.0001531	$20,928.88

Total Offering Amounts:							$136,700,766.72		20,928.88
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$20,928.88

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Offering Note(s)

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $1.00 per share (“UMB Common Shares”) of UMB Financial Corporation (the “Registrant”) (i) authorized for issuance under the Heartland Financial USA, Inc. 2020 Long-Term Incentive Plan and the Heartland Financial USA, Inc. 2024 Long-Term Incentive Plan (the “HTLF Stock Plans”) (including pursuant to awards outstanding under the HTLF Stock Plans) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional UMB Common Shares that may become issuable under the HTLF Stock Plans by reason of any share dividend, share split or other similar transaction.

The Proposed Maximum Offering Price Per Unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sales prices reported for the UMB Common Shares on the NASDAQ Global Select Market on January 27, 2025.

The Amount of Registration Fee is rounded up to the nearest penny.